Exhibit 99.1
Genworth Financial Announces Fourth Quarter 2025 Results
Strategic Highlights
•Executed $94M in share repurchases in the quarter; $245M in 2025 and $790M since program inception as of December 31, 2025
•Delivered 925 matches with home care providers1 in the CareScout Quality Network in the quarter with over 95% home care coverage of the aged 65-plus census population in the United States
•Closed acquisition of Seniorly, Inc. for total cash consideration of $15M
•Care Assurance launched in October and was live in 39 states as of December 31, 2025
•Continued progress on the LTC2 MYRAP3 with $100M of gross incremental premium approvals in the quarter; approximately $34.5B estimated net present value achieved since 2012 from IFAs4
Financial Highlights
•Net income5 of $223M, or $0.54 per diluted share, and adjusted operating income5,6 of $144M, or $0.356 per diluted share in 2025
•Net income5 of $2M and adjusted operating income5,6 of $8M in the quarter
•Enact reported adjusted operating income of $146M5 in the quarter; distributed $127M in capital returns to Genworth, PMIERs sufficiency ratio7 remains strong at 162%8
•Completed Closed Block9 annual assumption updates with net unfavorable impacts of $6M to the adjusted operating loss in the quarter
•Legacy insurance companies’10 RBC ratio11 of 300%8 and statutory pre-tax income of $71M8 in 2025
•Genworth holding company cash and liquid assets of $234M12 at quarter-end
Richmond, VA (February 23, 2026) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the quarter ended December 31, 2025.

“Genworth delivered strong results in 2025 as we continued to execute against our strategic priorities,” said Tom McInerney, President & CEO. “We took major steps to advance CareScout’s strategy, with nationwide expansion of the CareScout Quality Network, the launch of Care Plans, our new innovative consumer-facing solution, along with the launch and continued buildout of our CareScout insurance offerings. With Enact as a durable source of cash flows, a growing and increasingly integrated CareScout platform, and disciplined management of our legacy insurance businesses, we are delivering long-term value for shareholders while supporting millions of families navigating the aging journey.”

Consolidated Metrics (Amounts in millions, except per share data)	Q4 2025	Q3 2025	Q4 2024
Net income (loss)[5]	$2	$116	$(1)
Net income (loss) per diluted share[5]	$—	$0.28	$—
Adjusted operating income (loss)[5,6]	$8	$17	$15
Adjusted operating income (loss) per diluted share[5,6]	$0.02	$0.04	$0.04
Weighted-average diluted shares[13]	396.4	413.3	431.0

Consolidated GAAP Financial Highlights
•Beginning in the fourth quarter of 2025, the company changed its reportable segments to better align with how it currently manages the business. Under the new reporting structure, the company operates its business through the following two reportable segments: Enact, comprised primarily of private mortgage insurance products, and Closed Block, comprised of long-term care insurance, life insurance and annuity products that were previously sold under the legacy insurance companies. Financial information has been updated for all periods
•Net income was driven by Enact, which had strong operating performance
•Net investment income, net of taxes, was $620 million in the quarter, down from $631 million in the prior quarter and $626 million in the prior year primarily from lower income from limited partnerships
•Net investment losses, net of taxes, decreased net income by $31 million in the quarter, compared with net investment gains of $78 million in the prior quarter and net investment losses of $32 million in the prior year. The investment losses in the current quarter were driven primarily by net trading losses and mark-to-market adjustments on limited partnerships

Enact

GAAP Operating Metrics (Dollar amounts in millions)	Q4 2025	Q3 2025	Q4 2024
Adjusted operating income (loss)[5]	$146	$134	$137
Primary new insurance written	$14,386	$14,048	$13,266
Loss ratio	7%	15%	10%
Equity[14]	$4,351	$4,320	$4,068
•Results included a pre-tax net reserve release of $60 million reflecting favorable cure performance and the lowering of claim rate expectations. The prior quarter and prior year included pre-tax reserve releases of $45 million and $56 million, respectively
•Pre-tax net investment income of $69 million was up from $62 million in the prior year from higher yields and higher invested assets
•Primary insurance in-force increased 2% versus the prior year to $273.1 billion driven by new insurance written (NIW) and continued elevated persistency
•Primary NIW was up 2% from the prior quarter and 8% from the prior year

Capital Metric	Q4 2025	Q3 2025	Q4 2024
PMIERs sufficiency ratio[7,8]	162%	162%	167%
•In February 2026, Enact announced a new share repurchase program with authorization to purchase up to $500 million of common stock
•Enact announced an excess of loss reinsurance agreement covering the 2027 book year
•Enact paid a quarterly dividend of $0.21 per share
•Estimated PMIERs sufficiency ratio of 162%, $1,919 million above requirements

Closed Block

GAAP Adjusted Operating Income (Loss) (Amounts in millions)	Q4 2025	Q3 2025	Q4 2024
Long-term care insurance	$(159)	$(100)	$(104)
Life insurance	13	(15)	2
Annuities	32	19	3
Total Closed Block	$(114)	$(96)	$(99)

Long-term care insurance
•Current quarter loss included unfavorable A/E15 of $124 million pre-tax primarily from higher claims and lower terminations and an unfavorable impact from assumption updates of $47 million pre-tax
•Unfavorable assumption updates in the current quarter were primarily related to benefit utilization and healthy life mortality and incidence updates that align with near-term experience, largely offset by updates reflecting favorable approval experience and benefit reductions and claim termination rates
•Prior quarter loss included unfavorable A/E of $107 million pre-tax primarily from lower terminations and higher benefit utilization
•Prior year loss included unfavorable A/E of $97 million pre-tax primarily from lower terminations and higher claims and an unfavorable impact from assumption updates of $20 million pre-tax
Life insurance
•Current quarter income reflects favorable interest rate assumption updates of $15 million pre-tax
•Prior year included a net favorable impact of $30 million pre-tax from a model refinement and assumption updates
Annuities
•Current quarter income reflects favorable impact from annual assumption updates of $25 million pre-tax primarily related to mortality compared to unfavorable updates of $18 million pre-tax in the prior year

Corporate and Other
•The current quarter adjusted operating loss was $24 million, up from $21 million in the prior quarter and $23 million in the prior year primarily driven by continued investment in CareScout and debt service, partially offset by favorable tax-related items

Legacy Insurance Companies10 Statutory Results8 and RBC Ratio8

(Dollar amounts in millions)	Q4 2025	Q3 2025	Q4 2024
Statutory pre-tax income (loss)[8,16]	$3	$(12)	$(33)
Long-term care insurance	(84)	(75)	(78)
Life insurance	60	(2)	49
Annuities	27	65	(4)
GLIC consolidated RBC ratio[8,11]	300%	303%	306%
•Statutory pre-tax income was $71 million in 2025, with $3 million in the current quarter
•LTC continued to benefit from premium increases and benefit reductions from IFAs. Results reflected higher claims and lower reserve releases from in-force rate actions, largely offset by higher income from limited partnerships than the prior quarter. The current quarter included an unfavorable $12 million pre-tax impact from assumption updates; prior year included a $79 million increase in cash flow testing reserves in GLICNY, partially offset by a net $20 million pre-tax benefit from assumption updates
•Life insurance results included a net benefit from assumption updates of $51 million compared to $75 million in the prior year and favorable reserve changes from block runoff
•Annuity results reflected favorable net equity market and interest rate impacts and unfavorable assumption updates, though lower than the prior year
•Current quarter estimated GLIC consolidated RBC ratio was 300%, down from the prior year driven by higher required capital as the limited partnership portfolio grows, partially offset by statutory earnings in the year.

Holding Company Cash and Liquid Assets

(Amounts in millions)	Q4 2025	Q3 2025	Q4 2024
Holding company cash and liquid assets[12,17]	$234	$254	$294
•Cash and liquid assets were $234 million at the end of the current quarter, which included approximately $127 million of cash held for future obligations, including advance cash payments from the company’s subsidiaries
•Cash inflows during the current quarter included $127 million from Enact capital returns
•Current quarter cash outflows included $96 million18 in share repurchases, $22 million in net tax payments, $18 million related to debt servicing costs and the repurchase of $7 million in principal of holding company debt at a discount

Capital Allocation and Shareholder Returns
•Executed $94 million in share repurchases in the quarter at an average price of $8.66 per share
•Executed $790 million in share repurchases since the program’s inception through December 31, 2025 at an average price of $6.21 per share

About Genworth Financial
Genworth Financial, Inc. (NYSE: GNW) is a publicly traded holding company headquartered in Richmond, Virginia. Through its family of brands—including CareScout, Genworth, and Enact—Genworth uses its more than 150 years of experience to help families navigate the aging journey with clarity and confidence, offering guidance, products, and services that support caregiving decisions, long-term care planning, and the financial challenges of aging. Genworth is the majority owner of Enact Holdings, Inc. (Nasdaq: ACT), a leading U.S. mortgage insurance provider. For more information, visit https://www.genworth.com.

Conference Call Information
Investors are encouraged to read this press release, summary presentation and financial supplement which are now posted on the company’s website, https://investor.genworth.com.
Genworth will conduct a conference call on February 24, 2026 at 9:00 a.m. (ET) to discuss its fourth quarter results, which will be accessible via:
•Telephone: 800-330-6710 or 213-279-1505 (outside the U.S.); conference ID # 5373572; or
•Webcast: https://investor.genworth.com/news-events/ir-calendar
Allow at least 15 minutes prior to the call time to register for the call. A replay of the webcast will be available on the company’s website for one year.
Contact Information:

Investors:	Christine Jewell
InvestorInfo@genworth.com

Media:	Evans Mandes
Evans.Mandes@genworth.com

Use of Non-GAAP Measures
Management evaluates performance and allocates resources based on a non-GAAP financial measure entitled “adjusted operating income (loss).” Management evaluates adjusted operating income (loss) as a key measure to assess performance and support new business initiatives because the measure more accurately reflects overall operating performance, as it minimizes the impact of macroeconomic volatility. GLIC and its subsidiaries, which comprise the Closed Block segment, are managed on a standalone basis; therefore, the company does not allocate capital to its Closed Block segment.
The company defines adjusted operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income (loss) attributable to noncontrolling interests, net investment gains (losses), changes in fair value of market risk benefits attributable to interest rates, equity markets and associated hedges, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, restructuring costs and infrequent or unusual non-operating items. A component of the company’s net investment gains (losses) is the result of estimated future credit losses, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. The company excludes net investment gains (losses), changes in fair value of market risk benefits attributable to interest rates, equity markets and associated hedges, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, restructuring costs and infrequent or unusual non-operating items from adjusted operating income (loss) because, in the company’s opinion, they are not indicative of overall operating performance.
While some of these items may be significant components of net income (loss) determined in accordance with GAAP, the company believes that adjusted operating income (loss), and measures that are derived from or incorporate adjusted operating income (loss), are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Adjusted operating income (loss) is not a substitute for net income (loss) determined in accordance with GAAP. In addition, the company’s definition of adjusted operating income (loss) may differ from the definitions used by other companies.
Adjustments to reconcile net income (loss) to adjusted operating income (loss) assume a 21% current tax rate, plus any associated deferred taxes, and are net of the portion attributable to noncontrolling interests. Changes in fair value of market risk benefits and associated hedges are adjusted to exclude changes in reserves, attributed fees and benefit payments.
The table at the end of this press release provides a reconciliation of net income (loss) available to Genworth Financial, Inc.’s common stockholders to adjusted operating income (loss) for the three and twelve months ended December 31, 2025 and 2024, as well as the three months ended September 30, 2025 and reflects adjusted operating income (loss) as determined in accordance with accounting guidance related to segment reporting.
Statutory Accounting Data
The company presents certain supplemental statutory data for GLIC and its consolidating life insurance subsidiaries that has been prepared on the basis of statutory accounting principles (SAP). GLIC and its consolidating life insurance subsidiaries file financial statements with state insurance regulatory authorities and the National Association of Insurance Commissioners that are prepared using SAP, an accounting basis either prescribed or permitted by such authorities. Due to differences in methodology between SAP and GAAP, the values for assets, liabilities and equity, and the recognition of income and expenses, reflected in financial statements prepared in accordance with GAAP are materially different from those reflected in financial statements prepared under SAP. This supplemental statutory data should not be viewed as an alternative to, or used in lieu of, GAAP.
This supplemental statutory data includes the company action level RBC ratio for GLIC and its consolidating life insurance subsidiaries as well as combined statutory pre-tax earnings from the principal legacy insurance companies, GLIC, GLAIC and GLICNY. Statutory pre-tax earnings represent the net gain from operations, including the impact from in-force rate actions, before dividends to policyholders, refunds to members and federal income taxes and before realized capital gains or (losses). The combined product level statutory pre-tax earnings are grouped on a consistent basis as those provided on page six of the statutory Annual Statements. Management uses and provides this supplemental statutory data because it believes it provides a useful measure of, among other things, statutory pre-tax earnings and the adequacy of capital. Management uses this data to measure against its policy to manage the legacy insurance companies with internally generated capital.

Cautionary Note Regarding Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will,” “may” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Examples of forward-looking statements include statements the company makes relating to potential dividends or share repurchases; future return of capital by Enact Holdings, Inc. (Enact Holdings), including share repurchases, and quarterly and special dividends; the cumulative economic benefit of approved and future rate increases and benefit reductions included in the multi-year in-force rate action plan and other reduced benefit options associated with the long-term care insurance products in the company’s Closed Block segment; planned investments in and the company’s outlook for new lines of business or new insurance and other products and services, such as those it is pursuing with its CareScout business (CareScout), including through its CareScout services business (CareScout Services) and its CareScout insurance business (CareScout Insurance); the expected benefits and/or synergies of the Seniorly, Inc. (Seniorly) acquisition; future financial performance, including the expectation that quarterly adverse variances between actual and expected experience could persist resulting in future remeasurement losses in the company’s long-term care insurance products in its Closed Block segment; the resolution of the appeal or any potential litigation recovery amounts in connection with the AXA S.A. (AXA) and Santander Cards UK Limited (Santander) litigation, and Genworth’s planned use of proceeds from any recovery in connection with the litigation, including share repurchases, debt repurchases and investments in new businesses; future financial condition and liquidity of the company’s businesses; and statements the company makes regarding the outlook of the U.S. economy.

Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements due to global political, economic, inflation, business, competitive, market, regulatory and other factors and risks, including but not limited to, the following:
•the inability to successfully launch new lines of business, including long-term care insurance and other products and services the company is pursuing with CareScout;
•the company’s failure to maintain the self-sustainability of its legacy insurance subsidiaries, including as a result of the inability to achieve desired levels of in-force management actions and/or the timing of future premium rate increases and associated benefit reductions taking longer to achieve than originally assumed; other regulatory actions negatively impacting the company’s life insurance businesses;
•inaccuracies or changes in estimates, assumptions, methodologies, valuations, projections and/or models, which result in inadequate reserves or other adverse results (including as a result of any changes in connection with quarterly, annual or other reviews);
•the impact on holding company liquidity caused by an inability to receive dividends or any other returns of capital from Enact Holdings, and limited sources of capital and financing and the need to seek additional capital on unfavorable terms;
•the impact on any potential recovery in the AXA and Santander litigation resulting from a successful appeal, significant delays or any other adverse development in the litigation;
•adverse changes to the structure or requirements of Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) or the U.S. mortgage insurance market; an increase in the number of loans insured through federal government mortgage insurance programs, including those offered by the Federal Housing Administration; the inability of Enact Holdings and/or its U.S. mortgage insurance subsidiaries to continue to meet the requirements mandated by PMIERs (or any adverse changes thereto), the inability to meet minimum statutory capital requirements of applicable regulators or the mortgage insurer eligibility requirements of Fannie Mae or Freddie Mac;
•changes in economic, market and political conditions, labor shortages and fluctuating interest rates; unanticipated financial events, which could lead to market-wide liquidity problems and other significant market disruption resulting in losses, defaults or credit rating downgrades of other financial institutions; deterioration in economic conditions, a recession or a decline in home prices, all of which could be driven by many potential factors, including a U.S. federal government shutdown; an increase in the cost of care impacting the company’s long-term care insurance products included in its Closed Block segment; changes in international trade policy, including the potential impact of new or increased tariffs, retaliatory policies or actions from other countries, and trade wars or other events that lead to political and economic instability; changes in government or monetary policies; changes within regulatory agencies; changes in immigration policy; and fluctuations in international securities markets;

•downgrades in financial strength and credit ratings and potential adverse impacts to liquidity; counterparty credit risks; defaults by counterparties to reinsurance arrangements or derivative instruments; defaults or other events impacting the value of invested assets;
•changes in tax rates or tax laws, or changes in accounting and reporting standards;
•litigation and regulatory investigations or other actions, including commercial and contractual disputes with counterparties;
•the inability to retain, attract and motivate qualified employees or senior management;
•changes in the composition of Enact Holdings’ business or undue concentration by customer or geographic region;
•the impact from deficiencies in the company’s disclosure controls and procedures or internal control over financial reporting;
•the occurrence of natural or man-made disasters, including geopolitical tensions and war (including the Russian invasion of Ukraine, instability in the Middle East and economic competition between the United States and China, among others), a public health emergency, including pandemics, or climate change;
•the inability to effectively manage information technology systems (including artificial intelligence), cyber incidents or other failures, disruptions or security breaches of the company or its third-party vendors, as well as unknown risks and uncertainties associated with artificial intelligence;
•the inability of third-party vendors to meet their obligations to the company;
•the lack of availability, affordability or adequacy of reinsurance to protect the company against losses;
•a decrease in the volume of high loan-to-value home mortgage originations or an increase in the volume of mortgage insurance cancellations;
•unanticipated claims resulting from Enact Holdings’ delegated underwriting and loss mitigation programs;
•the impact of medical advances such as genetic research and diagnostic imaging, emerging new technology, including artificial intelligence and related legislation; and
•other factors described in the risk factors contained in Item 1A of the company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on February 28, 2025.

The company provides additional information regarding these risks and uncertainties in its Annual Report on Form 10-K. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Accordingly, for the foregoing reasons, the company cautions the reader against relying on any forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required under applicable securities laws.

Condensed Consolidated Statements of Income (Loss)
(Amounts in millions, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,		Three months ended September 30, 2025
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Revenues:
Premiums	$886	$876	$3,499	$3,480	$886
Net investment income	785	793	3,125	3,160	799
Net investment gains (losses)	(39)	(41)	59	13	99
Policy fees and other income	152	154	618	642	151
Total revenues	1,784	1,782	7,301	7,295	1,935
Benefits and expenses:
Benefits and other changes in policy reserves	1,182	1,199	4,821	4,766	1,227
Liability remeasurement (gains) losses	143	88	313	153	106
Changes in fair value of market risk benefits and associated hedges	(4)	(3)	3	(13)	(1)
Interest credited	97	101	386	453	96
Acquisition and operating expenses, net of deferrals	265	253	1,009	977	259
Amortization of deferred acquisition costs and intangibles	57	62	231	249	57
Interest expense	26	27	105	115	27
Total benefits and expenses	1,766	1,727	6,868	6,700	1,771
Income (loss) from continuing operations before income taxes	18	55	433	595	164
Provision (benefit) for income taxes	4	20	84	158	9
Income (loss) from continuing operations	14	35	349	437	155
Income (loss) from discontinued operations, net of taxes	21	(5)	1	(10)	(8)
Net income (loss)	35	30	350	427	147
Less: net income (loss) attributable to noncontrolling interests	33	31	127	128	31
Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$2	$(1)	$223	$299	$116
Income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$(0.05)	$0.01	$0.54	$0.71	$0.30
Diluted	$(0.05)	$0.01	$0.54	$0.70	$0.30
Net income (loss) available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$—	$—	$0.54	$0.69	$0.29
Diluted	$—	$—	$0.54	$0.68	$0.28
Weighted-average common shares outstanding:
Basic	396.4	425.3	409.0	433.9	408.0
Diluted[13]	396.4	431.0	414.0	439.4	413.3

Reconciliation of Net Income (Loss) to Adjusted Operating Income (Loss)
(Amounts in millions, except per share amounts)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,		Three months ended September 30, 2025
	2025	2024	2025	2024
Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$2	$(1)	$223	$299	$116
Add: net income (loss) attributable to noncontrolling interests	33	31	127	128	31
Net income (loss)	35	30	350	427	147
Less: income (loss) from discontinued operations, net of taxes	21	(5)	1	(10)	(8)
Income (loss) from continuing operations	14	35	349	437	155
Less: net income (loss) from continuing operations attributable to noncontrolling interests	33	31	127	128	31
Income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders	(19)	4	222	309	124
Adjustments to income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders:
Net investment (gains) losses, net[19]	38	39	(62)	(17)	(99)
Changes in fair value of market risk benefits attributable to changes in interest rates, equity markets and associated hedges[20]	(6)	(24)	(5)	(43)	(3)
(Gains) losses on early extinguishment of debt, net[21]	(1)	(2)	(1)	2	—
Expenses related to restructuring	—	1	—	12	1
Taxes on adjustments[22]	(4)	(3)	(10)	10	(6)
Adjusted operating income (loss) available to Genworth Financial, Inc.’s common stockholders	$8	$15	$144	$273	$17
Adjusted operating income (loss) available to Genworth Financial, Inc.’s common stockholders:
Enact segment	$146	$137	$558	$585	$134
Closed Block segment:
Long-term care insurance	(159)	(104)	(326)	(176)	(100)
Life insurance	13	2	(66)	(94)	(15)
Annuities	32	3	75	56	19
Closed Block segment	(114)	(99)	(317)	(214)	(96)
Corporate and Other	(24)	(23)	(97)	(98)	(21)
Adjusted operating income (loss) available to Genworth Financial, Inc.’s common stockholders	$8	$15	$144	$273	$17
Net income (loss) available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$—	$—	$0.54	$0.69	$0.29
Diluted	$—	$—	$0.54	$0.68	$0.28
Adjusted operating income (loss) available to Genworth Financial, Inc.’s common stockholders per share:
Basic	$0.02	$0.04	$0.35	$0.63	$0.04
Diluted	$0.02	$0.04	$0.35	$0.62	$0.04
Weighted-average common shares outstanding:
Basic	396.4	425.3	409.0	433.9	408.0
Diluted[13]	396.4	431.0	414.0	439.4	413.3

Footnote Definitions
1A match with a home care provider is identified when CareScout validates and approves an invoice from a CareScout Quality Network provider that demonstrates a CareScout member has received services for the first time, and the appropriate discount was applied.
2Long-term care insurance.
3Multi-year rate action plan.
4In-force rate actions.
5All references reflect amounts available to Genworth’s common stockholders.
6This is a financial measure that is not calculated based on U.S. Generally Accepted Accounting Principles (GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.
7The Private Mortgage Insurer Eligibility Requirements (PMIERs) sufficiency ratio is calculated as available assets divided by required assets as defined within PMIERs.
8Company estimate for the fourth quarter of 2025 due to timing of the preparation and filing of the statutory financial statement(s).
9Beginning in the fourth quarter of 2025, the company changed its reportable segments—the Closed Block segment is comprised of long-term care insurance, life insurance and annuity products.
10Genworth’s legacy insurance companies: GLIC, Genworth Life and Annuity Insurance Company (GLAIC) and Genworth Life Insurance Company of New York (GLICNY).
11Risk-based capital ratio based on company action level for Genworth Life Insurance Company (GLIC) consolidated.
12Includes approximately $127 million, $145 million and $186 million of cash held for future obligations, including advance cash payments from the company’s subsidiaries as of December 31, 2025, September 30, 2025 and December 31, 2024, respectively.
13Under applicable accounting guidance, companies in a loss position are required to use basic weighted-average common shares outstanding in the calculation of diluted loss per share. Therefore, as a result of the loss from continuing operations for the three months ended December 31, 2025, the company was required to use basic weighted-average common shares outstanding in the calculation of diluted loss per share for the three months ended December 31, 2025, as the inclusion of shares for performance stock units, restricted stock units and other equity-based awards of 6.0 million would have been antidilutive to the calculation. If the company had not incurred a loss from continuing operations for the three months ended December 31, 2025, dilutive potential weighted-average common shares outstanding would have been 402.4 million.
14Reflects Genworth’s ownership of equity including accumulated other comprehensive income (loss) and excluding noncontrolling interests of $1,017 million, $1,009 million and $937 million as of December 31, 2025, September 30, 2025 and December 31, 2024, respectively.
15Actual variances from expected experience.
16Net gain (loss) from operations before dividends to policyholders, refunds to members and federal income taxes for GLIC, GLAIC and GLICNY, and before realized capital gains or (losses).
17Holding company cash and liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public debt) which is a wholly-owned subsidiary of Genworth Financial, Inc.
18Includes $2 million of share repurchases executed in the third quarter of 2025 but settled in the fourth quarter of 2025.
19Net investment (gains) losses were adjusted for the portion attributable to noncontrolling interests of $1 million and $2 million for the three months ended December 31, 2025 and 2024, respectively, and $3 million and $4 million for the twelve months ended December 31, 2025 and 2024, respectively.
20Changes in fair value of market risk benefits and associated hedges were adjusted to exclude changes in reserves, attributed fees and benefit payments of $(2) million and $(21) million for the three months ended December 31, 2025 and 2024, respectively, $(8) million and $(30) million for the twelve months ended December 31, 2025 and 2024, respectively, and $(2) million for the three months ended September 30, 2025.
21(Gains) losses on early extinguishment of debt were net of the portion attributable to noncontrolling interests of $2 million for the twelve months ended December 31, 2024.
22Taxes on adjustments included tax expense (benefits) of $3 million and $(24) million for the three and twelve months ended December 31, 2025, respectively, and $(27) million for the three months ended September 30, 2025 related to a release of a portion of the valuation allowance on certain deferred tax assets.